Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156115

PROSPECTUS SUPPLEMENT NO. 3 TO
PROSPECTUS DATED DECEMBER 24, 2008

ENERJEX RESOURCES, INC.
1,000,000 SHARES OF COMMON STOCK
(par value $0.001 per share)

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This Prospectus Supplement relates to the resale of up to 1,000,000 shares of Common Stock, par value $0.001 per share, of EnerJex Resources, Inc. (“EnerJex”).  These shares may be offered or sold by the selling stockholder identified on page 77 of the Prospectus dated December 24, 2008 (the “Base Prospectus”) in the manner provided in the Base Prospectus.  See “Plan of Distribution” in the Base Prospectus.  EnerJex will not receive any proceeds from such transactions.

See “Risk Factors” on page 11 of the Base Prospectus for certain considerations relevant to an investment in the Common Stock.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________________________________

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus dated December 24, 2008 as supplemented by the Prospectus Supplements dated January 16, 2009 and February 24, 2009 (collectively, the “Prospectus”).  EnerJex has agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933.  Capitalized terms used in this Prospectus Supplement and not otherwise defined have the same meanings as in the Prospectus.

The date of this Prospectus Supplement is June 4, 2009.

RECENT DEVELOPMENTS

Form 8-K:  Attached hereto is a Form 8-K, including exhibits, issued on June 4, 2009 relating to EnerJex’s recent engagement of C.K. Cooper & Company to explore strategic initiatives; including creating joint ventures to further develop current leases, restructuring current debt, as well as evaluating other options ranging from capital formation to some type of business combination.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2009

ENERJEX RESOURCES, INC.
(Name of small business issuer in its charter)

Nevada	000-30234	88-0422242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Corporate Woods, Suite 350 10975 Grandview Drive Overland Park, KS	66210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 754-7754

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

In accordance with General Instruction B.2 of Form 8-K, the following disclosure is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended.

On June 3, 2009, the Registrant issued a press release discussing the engagement of C.K. Cooper & Company to pursue strategic opportunities for the Registrant. A copy of the press release is attached hereto as Exhibit 99.1.

In addition, on June 3, 2009, the Kansas City Business Journal printed a brief article regarding the Registrant’s pursuit of strategic opportunities, wherein the Registrant’s Chief Executive Officer, C. Stephen Cochennet, expanded on the initiatives originally set forth in the press release to include debt restructuring, joint ventures, a merger and an outright sale of the company. A copy of the Kansas City Business Journal article is attached hereto as Exhibit 99.2.

Item 9.01 Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated June 3, 2009
99.2	Kansas City Business Journal article dated June 3, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

By:
C. Stephen Cochennet, Chief Executive Officer

Date: June 4, 2009

FOR IMMEDIATE RELEASE

ENERJEX RESOURCES, INC. TO EXPLORE STRATEGIC ALTERNATIVES

Overland Park, Kan. (June 3, 2009) – EnerJex Resources, Inc. (OTC:BB – “ENRJ”) announced today that it has engaged C.K. Cooper & Company to explore and evaluate strategic initiatives that are anticipated to allow EnerJex to continue its plans to grow production and reserves in the mid-continent. Initiatives include creating joint ventures to further develop current leases, restructuring current debt, as well as evaluating other options ranging from capital formation to some type of business combination.  There can be no assurance that any particular initiative will result from this process.

Steve Cochennet, President of EnerJex Resources stated, “While we continue to make steady progress in the development of our leases, we believe there are significant opportunities to increase our growth rates given current market conditions.  We believe this process will create options that will allow us to position EnerJex to take advantage of these opportunities.”

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company formed in December 2005. Operations are focused on the mid-continent region of the United States.  The company acquires oil and natural gas assets that have existing production and cash flow.

Once acquired, the company implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as explore for additional reserves. Current production is approximately 270 gross barrels per day.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com ..

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com

Forward-Looking Statements

The statements in this press release regarding the strategic initiatives, current production, actual and anticipated market conditions, any implied or perceived benefits from the strategic initiatives, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: the continued production of oil at historical rates; costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex and C.K. Cooper to implement the strategic initiatives; price of oil; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Steve Cochennet
EnerJex Resources, Inc.
(913) 754-7754
scochennet@enerjexresources.com

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com

Wednesday, June 3, 2009, 10:10am CDT  |  Modified: Wednesday, June 3, 2009, 10:24am

EnerJex hires investment banker to explore ‘strategic initiatives’

Kansas City Business Journal

EnerJex Resources Inc. has hired investment bank C.K. Cooper & Co. to explore a variety of initiatives, including debt restructuring, joint ventures, a merger and an outright sale of the company, CEO Steve Cochennet said Wednesday.

Overland Park-based EnerJex (OTCBB: ENRJ) is an oil and natural gas acquisition, exploration and development company founded in December 2005. It has 24 employees.

Cochennet said that the company has “started dialogue with a number of different entities on a number of different fronts” but that it’s too early to detail them.

The company attempted a $25 million stock offering late last year that failed.

“What we’re trying to do now is to try to find other ways to move forward with the strategy,” he said. “It’s still hard to raise capital in the public markets.”

EnerJex’s operations focus on the midcontinent region of the United States. It buys oil and natural gas assets that have existing production and cash flow. Its current production is about 270 gross barrels a day.